ABERCROMBIE & FITCH CO. REPORTS FOURTH QUARTER AND FULL YEAR RESULTS

•	Net sales increased 15% for the quarter and 5% for the year, including the additional week

•	Comparable sales increased 9% for the quarter and 3% for the year, with Hollister up 11% and Abercrombie up 5% for the quarter

•	Operating income more than doubled to $140.3 million for the quarter and increased to $72.1 million for the year

New Albany, Ohio, March 7, 2018: Abercrombie & Fitch Co. (NYSE: ANF) today reported GAAP net income per diluted share of $1.05 for the 14-week fourth quarter ended February 3, 2018, compared to $0.71 for the 13-week fourth quarter ended January 28, 2017. Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $1.38 for the quarter, compared to $0.75 last year.

The company also reported GAAP net income per diluted share of $0.10 for the 53-week year ended February 3, 2018, compared to $0.06 for the 52-week year ended January 28, 2017. Excluding certain items, the company reported adjusted non-GAAP net income per diluted share of $0.65 for the full year, compared to an adjusted non-GAAP net loss per diluted share of $0.06 for the full year last year.

Net Income (Loss) Per Diluted Share Summary
	Fourth Quarter		Full Year
	2017	2016	2017	2016
GAAP	$1.05	$0.71	$0.10	$0.06
Excluded Items:
Tax Cuts and Jobs Act of 2017	(0.28)	—	(0.29)	—
Other (1)	(0.04)	(0.03)	(0.26)	0.12
Total Excluded Items	(0.33)	(0.03)	(0.55)	0.12
Adjusted Non-GAAP	$1.38	$0.75	$0.65	$(0.06)

(1) Other includes legal charges, asset impairment charges, indemnification recovery benefits and claims settlement benefits, net of tax effect.

Year-over-year change in foreign currency exchange rates, net of hedging, was a benefit of approximately $0.14 and $0.09 per diluted share to the fourth quarter and full year, respectively.

A description of the use of non-GAAP financial measures and a schedule reconciling GAAP financial measures to adjusted non-GAAP financial measures accompanies this release.

Fran Horowitz, Chief Executive Officer, said:

“We are pleased by our performance, delivering positive comparable sales for the fourth quarter across brands, channels and geographies and more than doubling our operating income. Our focus on staying close to our customer, executing to our playbook and maintaining our disciplined approach to expense management delivered a strong performance on both the top and bottom line.

Overall, 2017 was a year of significant progress. We achieved several important milestones, including Hollister growing to $2 billion in sales, Abercrombie returning to positive comparable sales for the fourth quarter and record digital sales across all brands. We continue to improve the customer experience with ongoing investments in loyalty programs, stores, direct-to-consumer and omnichannel capabilities.

We have a strong balance sheet, proven cost management discipline and a clear plan for building on the foundations we laid in 2017. In 2018, we will continue to focus our attention and our investments on engaging our customers with compelling assortments and new experiences, in clearly defined brand voices, positioning our business for sustainable long-term growth.”

Fourth Quarter Sales

Net sales were $1.193 billion, up 15% from last year, with comparable sales up 9%. The additional week in fiscal 2017 and changes in foreign currency exchange rates benefited fourth quarter net sales by approximately 4% and 3%, respectively.

By brand, net sales increased 19% to $709.2 million for Hollister and increased 9% to $484.0 million for Abercrombie from last year.

By geography, net sales increased 13% to $774.6 million in the U.S. and increased 20% to $418.6 million in international markets from last year.

Direct-to-consumer net sales grew to approximately 34% of total company net sales, compared to approximately 31% last year.

Fiscal 2017 Comparable Sales Summary (1)
Brand					Geography
	First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)		First Quarter	Second Quarter	Third Quarter	Fourth Quarter(2)
Hollister	3%	5%	8%	11%	United States	(3)%	0%	6%	11%
Abercrombie (3)	(10)%	(7)%	(2)%	5%	International	(2)%	(1)%	0%	5%
Total company	(3)%	(1)%	4%	9%	Total company	(3)%	(1)%	4%	9%

(1) Comparable sales are calculated on a constant currency basis.
(2) Comparable sales for the 14-week fourth quarter ended February 3, 2018 are compared to the 14 weeks ended February 4, 2017.
(3) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Additional Fourth Quarter Results

The gross profit rate was 58.4%, down 90 basis points from last year, driven by higher average unit cost and lower average unit retail.

Stores and distribution expense was $437.3 million, down from $439.8 million last year, which included lease termination charges of $15.6 million. For the quarter, expense reductions were more than offset by the impact of the additional week, volume-related expenses from higher sales and changes in foreign currency exchange rates.

Marketing, general and administrative expense was $128.1 million, up from $121.7 million last year. Excluding legal charges of $4.0 million, adjusted non-GAAP marketing, general and administrative expense increased $2.4 million, as expense reductions were more than offset by higher performance-based compensation expense.

Asset impairment was $4.0 million.

Net other operating income was $12.4 million, which included net foreign currency gains of $6.8 million and gift card breakage of $4.4 million, compared to $9.4 million last year.

Operating income was $140.3 million, compared to $61.3 million last year. Excluding certain items this year, adjusted non-GAAP operating income was $148.4 million.

The effective tax rate was 45%, reflecting discrete net tax charges of $19.9 million related to the Tax Cuts and Jobs Act of 2017, primarily associated with the one-time deemed repatriation tax on accumulated foreign earnings. Excluding tax charges of $19.9 million and the tax effect of certain other items, the adjusted non-GAAP effective tax rate was 32%.

Net income attributable to Abercrombie & Fitch Co. was $74.2 million, compared to $48.8 million last year. Excluding certain items, adjusted non-GAAP net income attributable to Abercrombie & Fitch Co. was $97.2 million compared to $50.9 million last year.

Full Year Sales

Net sales were $3.493 billion, up 5% from last year, with comparable sales up 3%. The additional week in fiscal 2017 and changes in foreign currency exchange rates each benefited full year net sales by approximately 1%.

By brand, net sales increased 11% to $2.039 billion for Hollister and decreased 2% to $1.454 billion for Abercrombie from last year.

By geography, net sales increased 4% to $2.209 billion in the U.S. and increased 7% to $1.284 billion in international markets from last year.

Direct-to-consumer net sales grew to approximately 28% of total company net sales, compared to approximately 26% last year.

Fiscal 2017 Comparable Sales Summary(1)
Brand			Geography
	Fiscal 2017 (2)	Fiscal 2016		Fiscal 2017 (2)	Fiscal 2016
Hollister	8%	0%	United States	4%	(5)%
Abercrombie(3)	(2)%	(11)%	International	1%	(6)%
Total company	3%	(5)%	Total company	3%	(5)%

(1) Comparable sales are calculated on a constant currency basis.
(2) Comparable sales for the 53-week fiscal year ended February 3, 2018 are compared to the 53 weeks ended February 4, 2017.
(3) Abercrombie includes the Abercrombie & Fitch and abercrombie kids brands.

Additional Full Year Results

The gross profit rate was 59.7%, down 130 basis points from last year, driven primarily by lower average unit retail.

Stores and distribution expense was $1.542 billion, down from $1.578 billion last year, which included lease termination charges of $15.6 million. For the full year, expense reductions more than offset the impact of the additional week, volume-related expense from higher comparable sales and changes in foreign currency exchange rates.

Marketing, general and administrative expense was $471.9 million, up from $453.2 million last year. Excluding legal charges of $15.1 million this year and indemnification recovery benefits of $6.0 million last year, adjusted non-GAAP marketing, general and administrative expense decreased $2.4 million, as expense reductions more than offset higher performance-based compensation and marketing expenses.

Asset impairment was $14.4 million, compared to $7.9 million last year.

Net other operating income was $16.9 million, which included net foreign currency gains of $7.0 million and gift card breakage of $6.4 million, compared to $26.2 million last year. Excluding claims settlement benefits of $12.3 million last year, adjusted non-GAAP net other operating income increased $3.0 million.

Operating income was $72.1 million, compared to $15.2 million last year. Excluding certain items, adjusted non-GAAP operating income was $100.8 million, compared to $3.3 million last year.

The effective tax rate was 81%, reflecting discrete net tax charges of $19.9 million related to the Tax Cuts and Jobs Act of 2017, primarily associated with the one-time deemed repatriation tax on accumulated foreign earnings, and discrete non-cash tax charges of $10.6 million related to a change in share-based compensation accounting standards. Excluding tax charges of $19.9 million and the tax effect of certain other items, the adjusted non-GAAP effective tax rate was 42%.

Net income attributable to Abercrombie & Fitch Co. was $7.1 million, compared to $4.0 million last year. Excluding certain items, adjusted non-GAAP net income attributable to Abercrombie & Fitch Co. was $45.0 million, compared to adjusted non-GAAP net loss attributable to Abercrombie & Fitch Co. of $4.1 million last year.

Cash, Inventory and Borrowings

The company ended the fiscal year with $675.6 million in cash and cash equivalents, and gross borrowings under the company's term loan agreement of $253.3 million, compared to $547.2 million in cash and cash equivalents and $268.3 million of gross borrowings last year.

The company ended the fiscal year with $424.4 million in inventory, an increase of 6% over last year.

Capital Expenditures and Store Activity

Total capital expenditures for the full year were $107.0 million, which consisted of $62.7 million related to store updates and new stores and $44.3 million related to direct-to-consumer and omnichannel, information technology and other projects.

During the year, the company opened nine new stores, including six U.S. and one international full-price stores and two outlet stores. The company also closed 39 stores, primarily in the U.S.

Other Developments

As previously announced, on February 23, 2018, the Board of Directors declared a quarterly cash dividend of $0.20 per share on the Class A Common Stock of Abercrombie & Fitch Co., payable on March 19, 2018 to stockholders of record at the close of business on March 9, 2018.

Tax Cuts and Jobs Act of 2017

On December 22, 2017, the Tax Cuts and Jobs Act of 2017 (“the Act”) was signed into law making broad and significantly complex changes to the U.S. corporate income tax system. In the fourth quarter of fiscal 2017, the company recognized provisional discrete net tax charges of $19.9 million related to the enactment of the Act, primarily associated with the one-time deemed repatriation tax on accumulated foreign earnings. Given the complexities associated with the Act, the estimated financial impacts for fourth quarter and full year of fiscal 2017 are provisional and subject to further analysis, interpretation and clarification of the Act, which could result in changes to these estimates during fiscal 2018.

Fiscal 2018 Outlook

For fiscal 2018, the company expects:

•	Comparable sales to be up low-single digits

•	Net sales to be up low-single digits, with benefits from changes in foreign currency exchange rates largely offset by the adverse impact from the loss of fiscal 2017's additional week

•	Changes in foreign currency exchange rates to benefit net sales by approximately $50 million and operating income by approximately $15 million, net of hedging

•	A gross profit rate up slightly from the fiscal 2017 rate of 59.7%, with some continuing pressure in the first quarter

•
Operating expenses, excluding other operating income, to be up approximately 1% from fiscal 2017 adjusted non-GAAP operating expense of $2 billion, resulting in expense leverage, while supporting significant incremental investments in strategic initiatives

•	Other operating income to not be significant, including as a result of gift card breakage now being recognized within net sales due to the adoption of the new revenue recognition accounting standards

•	A weighted average diluted share count of approximately 71 million shares, excluding the effect of potential share buybacks

The company estimates its core tax rate to be in the mid to high 20s based on the Act. However, for fiscal 2018, the company expects to incur discrete non-cash income tax charges of approximately $10 million related to share-based compensation accounting standards that went into effect in fiscal 2017. As a result, the company expects the full year effective tax rate to be in the mid-to-high 30s. For the first quarter, the company expects the effective tax rate to be in the low-double digits to low teens, reflecting approximately $9 million of the discrete non-cash income tax charges related to share-based compensation.

The company is targeting capital expenditures to be approximately $130 million for fiscal 2018. Capital expenditures are expected to include approximately $85 million for store updates and new stores and approximately $45 million for direct-to-consumer and omnichannel investments, information technology and other projects.

The company plans to open 21 full-price stores in fiscal 2018, including 11 in the U.S. and 10 in international markets. In addition, the company anticipates closing up to 60 stores in the U.S. during the fiscal year through natural lease expirations.

Conference Call

Today at 8:30 AM, EST, the company will conduct a conference call. To listen to the conference call, dial (800) 239-9838 or go to www.abercrombie.com. The international call-in number is (323) 794-2551. This call will be recorded and made available by dialing the replay number (888) 203-1112 followed by the conference ID number 6672338 or the international number (719) 457-0820 followed by the conference ID number 6672338 or through www.abercrombie.com.

A presentation of fourth quarter and full year results will be available in the “Investors” section at www.abercrombie.com at approximately 8:00 AM, EST, today.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

A&F cautions that any forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995) contained in this Press Release or made by management or spokespeople of A&F involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the company's control. Words such as "estimate," "project," "plan," "believe," "expect," "anticipate," "intend," and similar expressions may identify forward-looking statements. Except as may be required by applicable law, we undertake no obligation to publicly update or revise any forward-looking statements. The following factors, in addition to those disclosed in “ITEM 1A. RISK FACTORS” of A&F's Annual Report on Form 10-K for the fiscal year ended January 28, 2017 and in A&F's subsequently filed quarterly reports on Form 10-Q, in some cases have affected, and in the future could affect, the company's financial performance and could cause actual results for Fiscal 2017 and beyond to differ materially from those expressed or implied in any of the forward-looking statements included in this Press Release or otherwise made by management: changes in global economic and financial conditions, and the resulting impact on consumer confidence and consumer spending, as well as other changes in consumer discretionary spending habits, could have a material adverse effect on our business, results of operations and liquidity; our inability to anticipate customer demand and changing fashion trends and to manage our inventory commensurately could adversely impact our sales levels and profitability; our market share may be negatively impacted by increasing competition and pricing pressures from companies with brands or merchandise competitive with ours; direct-to-consumer sales channels are a significant component of our growth strategy, and the failure to successfully develop our position in these channels could have an adverse impact on our results of operations; our ability to conduct business in international markets may be adversely affected by legal, regulatory, political and economic risks; our inability to successfully implement our strategic plans could have a negative impact on our growth and profitability; our failure to protect our reputation could have a material adverse effect on our brands; our business could suffer if our information technology systems are disrupted or cease to operate effectively; we may be exposed to risks and costs associated with cyber-attacks, credit card fraud and identity theft that would cause us to incur unexpected expenses and reputation loss; fluctuations in foreign currency exchange rates could adversely impact our financial condition and results of operations; changes in the cost, availability and quality of raw materials, labor, transportation and trade relations could cause manufacturing delays and increase our costs; we depend upon independent third parties for the manufacture and delivery of all our merchandise, and a disruption of the manufacture or delivery of our merchandise could result in lost sales and could increase our costs; our ability to attract customers to our stores depends, in part, on the success of the shopping malls or area attractions that our stores are located in or around; we rely on the experience and skills of our senior executive officers, the loss of whom could have a material adverse effect on our business; our reliance on DCs makes us susceptible to disruptions or adverse conditions affecting our supply chain; our litigation exposure could have a material adverse effect on our financial condition and results of operations; our inability or failure to adequately protect our trademarks could have a negative impact on our brand image and limit our ability to penetrate new markets; fluctuations in our tax obligations and effective tax rate may result in volatility in our operating results; extreme weather conditions and the seasonal nature of our business may cause net sales to fluctuate and negatively impact our results of operations; our facilities, systems and stores, as well as the facilities and systems of our vendors and manufacturers, are vulnerable to natural disasters, pandemic disease and other unexpected events, any of which could result in an interruption to our business and adversely affect our operating results; the impact of war or acts of terrorism could have a material adverse effect on our operating results and financial condition; changes in the regulatory or compliance landscape could adversely affect our business and results of operations; our Asset-Based Revolving Credit Agreement and our Term Loan Agreement include restrictive covenants that limit our flexibility in operating our business; and, compliance with changing regulations and standards for accounting, corporate governance and public disclosure could adversely affect our business, results of operations and reported financial results.

About Abercrombie & Fitch Co.
Abercrombie & Fitch Co. (NYSE: ANF) is a leading, global specialty retailer of apparel and accessories for Men, Women and Kids through three renowned brands. For 125 years, the iconic Abercrombie & Fitch brand has outfitted innovators, explorers and entrepreneurs. Today, the brand reflects the updated attitude of the 21 to 24-year old customer, while remaining true to its heritage of creating expertly crafted products with an effortless, American style. The Hollister brand epitomizes the liberating and carefree spirit of the endless California summer for the teen market. abercrombie kids creates smart, playful apparel for children ages 5-14, celebrating the wide-eyed wonder of childhood.

The Company operates over 850 stores under these brands across North America, Europe, Asia and the Middle East, as well as the e-commerce sites www.abercrombie.com and www.hollisterco.com.

Investor Contact:	Media Contact:

Brian Logan	Ian Bailey
Abercrombie & Fitch	Abercrombie & Fitch
(614) 283-6877	(614) 283-6192
Investor_Relations@anfcorp.com	Public_Relations@anfcorp.com

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fourteen Weeks Ended		Thirteen Weeks Ended
	February 3, 2018	% of Net Sales	January 28, 2017	% of Net Sales
Net sales	$1,193,158	100.0%	$1,036,363	100.0%
Cost of sales, exclusive of depreciation and amortization	495,763	41.6%	421,362	40.7%
Gross profit	697,395	58.4%	615,001	59.3%
Stores and distribution expense	437,257	36.6%	439,816	42.4%
Marketing, general and administrative expense	128,135	10.7%	121,729	11.7%
Asset impairment	4,046	0.3%	1,574	0.2%
Other operating income, net	(12,383)	(1.0)%	(9,377)	(0.9)%
Operating income	140,340	11.8%	61,259	5.9%
Interest expense, net	4,109	0.3%	4,810	0.5%
Income before taxes	136,231	11.4%	56,449	5.4%
Tax expense	60,698	5.1%	6,344	0.6%
Net income	75,533	6.3%	50,105	4.8%
Less: Net income attributable to noncontrolling interests	1,323	0.1%	1,314	0.1%
Net income attributable to Abercrombie & Fitch Co.	$74,210	6.2%	$48,791	4.7%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$1.08		$0.72
Diluted	$1.05		$0.71

Weighted-average shares outstanding:
Basic	68,523		67,970
Diluted	70,357		68,299

Abercrombie & Fitch Co.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(Unaudited)

	Fifty-Three Weeks Ended		Fifty-Two Weeks Ended
	February 3, 2018	% of Net Sales	January 28, 2017	% of Net Sales
Net sales	$3,492,690	100.0%	$3,326,740	100.0%
Cost of sales, exclusive of depreciation and amortization	1,408,848	40.3%	1,298,172	39.0%
Gross profit	2,083,842	59.7%	2,028,568	61.0%
Stores and distribution expense	1,542,425	44.2%	1,578,460	47.4%
Marketing, general and administrative expense	471,914	13.5%	453,202	13.6%
Asset impairment	14,391	0.4%	7,930	0.2%
Other operating income, net	(16,938)	(0.5)%	(26,212)	(0.8)%
Operating income	72,050	2.1%	15,188	0.5%
Interest expense, net	16,889	0.5%	18,666	0.6%
Income (loss) before taxes	55,161	1.6%	(3,478)	(0.1)%
Tax expense (benefit)	44,636	1.3%	(11,196)	(0.3)%
Net income	10,525	0.3%	7,718	0.2%
Less: Net income attributable to noncontrolling interests	3,431	0.1%	3,762	0.1%
Net income attributable to Abercrombie & Fitch Co.	$7,094	0.2%	$3,956	0.1%

Net income per share attributable to Abercrombie & Fitch Co.:
Basic	$0.10		$0.06
Diluted	$0.10		$0.06

Weighted-average shares outstanding:
Basic	68,391		67,878
Diluted	69,403		68,284

Abercrombie & Fitch Co.
Consolidated Balance Sheets
(in thousands)
(Unaudited)

	February 3, 2018	January 28, 2017
ASSETS
Current assets:
Cash and equivalents	$675,558	$547,189
Receivables	79,724	93,384
Inventories, net	424,393	399,795
Other current assets	84,863	98,932
Total current assets	1,264,538	1,139,300
Property and equipment, net	738,182	824,738
Other assets	322,972	331,719
TOTAL ASSETS	$2,325,692	$2,295,757

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Accounts payable	$168,868	$187,017
Accrued expenses	308,601	273,044
Short-term portion of deferred lease credits	19,751	20,076
Income taxes payable	10,326	5,863
Total current liabilities	507,546	486,000
Long-term liabilities:
Long-term portion of deferred lease credits	75,648	76,321
Long-term portion of borrowings, net	249,686	262,992
Leasehold financing obligations	50,653	46,397
Other liabilities	189,688	172,008
Total long-term liabilities	565,675	557,718
Total Abercrombie & Fitch Co. stockholders' equity	1,242,379	1,243,435
Noncontrolling interests	10,092	8,604
Total stockholders' equity	1,252,471	1,252,039
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$2,325,692	$2,295,757

REPORTING AND USE OF GAAP AND NON-GAAP MEASURES
The company believes that each of the non-GAAP financial measures presented in this news release are useful to investors as they supplement investors' understanding of comparability across periods and provide the ability to measure the company’s operating performance excluding the effect of certain items that the company believes do not reflect its future operating outlook. Management used these non-GAAP financial measures during the periods presented to assess the company's performance, to make decisions about how to allocate resources and to develop expectations for future operating performance. The company provides certain financial information on a constant currency basis to enhance investors' understanding of underlying business trends and operating performance. The effect from foreign currency, calculated on a constant currency basis, is determined by applying current period exchange rates to prior year results and is net of the year-over-year impact from hedging. The per diluted share effect from foreign currency is calculated using a 35% tax rate. In addition, the company provides comparable sales which is defined as the aggregate of: (1) year-over-year sales for stores that have been open as the same brand at least one year and whose square footage has not been expanded or reduced by more than 20% within the past year, with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of currency fluctuation, and (2) year-over-year direct-to-consumer sales with prior year’s net sales converted at the current year’s foreign currency exchange rate to remove the impact of currency fluctuation. Non-GAAP financial measures should be used supplemental to, not as an alternative to, the company's GAAP financial results, and may not be the same as similar measures presented by other companies.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fourteen Weeks Ended February 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$128,135	$4,000	$124,135
Asset impairment (3)	4,046	4,046	—
Operating income	140,340	(8,046)	148,386
Income before taxes	136,231	(8,046)	144,277
Tax expense (4)	60,698	14,907	45,791
Net income attributable to Abercrombie & Fitch Co.	$74,210	$(22,953)	$97,163

Net income per diluted share attributable to Abercrombie & Fitch Co.	$1.05	$(0.33)	$1.38
Diluted weighted-average shares outstanding:	70,357		70,357

(1) “GAAP” refers to accounting principles generally accepted in the United States of America.

(2) Excluded Items consist of accrued charges of $4.0 million related to certain legal matters.

(3) Excluded Items consist of asset impairment charges of $4.0 million related to store assets whose carrying value exceeded fair value.

(4)
Excluded Items consist of discrete net tax charges of $19.9 million related to the Tax Cuts and Jobs Act of 2017, primarily associated with the one-time deemed repatriation tax on accumulated foreign earnings, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Thirteen Weeks Ended January 28, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Income before taxes (2)	$56,449	—	$56,449
Tax expense (3)	6,344	(2,132)	4,212
Net income attributable to Abercrombie & Fitch Co.	$48,791	$(2,132)	$50,923

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.71	$(0.03)	$0.75
Diluted weighted-average shares outstanding:	68,299		68,299

(1)	“GAAP” refers to accounting principles generally accepted in the United States of America.

(2)	There were no pre-tax excluded items in the fourth quarter of fiscal 2016.

(3)
The effective annual tax rate used in the adjusted non-GAAP tax provision reflects the impact of prior quarters' excluded items. The tax effect of excluded items is the difference between the tax provision calculation on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Three Weeks Ended February 3, 2018
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$471,914	$15,070	$456,844
Asset impairment (3)	14,391	13,661	730
Operating income	72,050	(28,731)	100,781
Income before taxes	55,161	(28,731)	83,892
Tax expense (4)	44,636	9,180	35,456
Net income attributable to Abercrombie & Fitch Co.	$7,094	$(37,911)	$45,005

Net income per diluted share attributable to Abercrombie & Fitch Co.	$0.10	$(0.55)	$0.65
Diluted weighted-average shares outstanding:	69,403		69,403

(1) “GAAP” refers to accounting principles generally accepted in the United States of America.

(2)
Excluded Items consist of legal charges of $11.1 million in connection with a settlement of two class action claims, subject to court approval, related to alleged wage and hour practices and accrued charges of $4.0 million related to certain legal matters.

(3)	Excluded Items consist of asset impairment charges of $13.7 million related to store assets whose carrying value exceeded fair value.

(4)
Excluded Items consist of discrete net tax charges of $19.9 million related to the Tax Cuts and Jobs Act of 2017, primarily associated with the one-time deemed repatriation tax on accumulated foreign earnings, and the tax effect of excluded items, calculated as the difference between the tax provision on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Schedule of Adjusted Non-GAAP Financial Measures
Fifty-Two Weeks Ended January 28, 2017
(in thousands, except per share data)
(Unaudited)

	GAAP (1)	Excluded Items	Adjusted Non-GAAP
Marketing, general and administrative expense (2)	$453,202	(6,000)	$459,202
Asset impairment (3)	7,930	6,356	1,574
Other operating income, net (4)	(26,212)	(12,282)	(13,930)
Operating income	15,188	11,926	3,262
Loss before taxes	(3,478)	11,926	(15,404)
Tax benefit (5)	(11,196)	3,900	(15,096)
Net income (loss) attributable to Abercrombie & Fitch Co.	$3,956	$8,026	$(4,070)

Net income (loss) per diluted share attributable to Abercrombie & Fitch Co.	$0.06	$0.12	$(0.06)
Diluted weighted-average shares outstanding:	68,284		67,878

(1)  “GAAP” refers to accounting principles generally accepted in the United States of America.

(2)  Excluded Items consist of benefits of $6.0 million related to an indemnification recovery of certain legal settlements recognized in the second quarter of Fiscal 2015.

(3)	Excluded Items consist of asset impairment charges of $6.4 million related to store assets whose carrying value exceeded fair value.

(4)	Excluded Items consist of benefits of $12.3 million related to the settlement of certain economic loss claims.

(5)	The tax effect of excluded items is the difference between the tax provision calculation on a GAAP basis and an adjusted non-GAAP basis.

Abercrombie & Fitch Co.
Store Count Activity

Fourteen Weeks Ended February 3, 2018
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
October 28, 2017	396	145	304	44	700	189
New	2	—	1	1	3	1
Closed	(4)	(1)	(20)	—	(24)	(1)
February 3, 2018	394	144	285	45	679	189

Fifty-Three Weeks Ended February 3, 2018
	Hollister (1)		Abercrombie (2)		Total
	United States	International	United States	International	United States	International
January 28, 2017	398	145	311	44	709	189
New	3	—	4	2	7	2
Closed	(7)	(1)	(30)	(1)	(37)	(2)
February 3, 2018	394	144	285	45	679	189

(1)	Excludes five international franchise stores as of February 3, 2018 and October 28, 2017 and three international franchise stores as of January 28, 2017.

(2)
Includes Abercrombie & Fitch and abercrombie kids brands. Excludes four international franchise stores as of February 3, 2018 and October 28, 2017 and one international franchise store as of January 28, 2017.